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                                  EXHIBIT 8.3.
                                  ------------

                              CONSULTING AGREEMENT
                              --------------------

         THIS CONSULTING AGREEMENT (the "consulting agreement") is entered into as of the May __, 2005, by and between Miguel Vazquez, an individual ("consultant") and Morgan Beaumont, Inc., a Nevada corporation ("MBI"), with reference to the following.

                                    RECITALS
                                    --------

A. MTEL Communications, Inc., a Florida corporation ("MTEL") and MBI have entered into that certain Purchase Agreement dated May ___, 2005 (the "Agreement") concerning the purchase and sale of certain assets of MTEL.

B. Concurrent with the closing of the Agreement, MBI desires to engage Vazquez as a consultant to assist the Company in operating the equipment and development of its phone card services.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the foregoing premises, mutual promises, terms, covenants and conditions set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1. ENGAGEMENT. MBI hereby engages and retains Consultant to assist and advise MBI, its subsidiaries and affiliated companies and to perform the Services (as defined below) and Consultant hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth and agrees to use his best efforts in providing the Services.

2. INDEPENDENT CONTRACTOR. Consultant shall be, and in all respects be deemed to be, an independent contractor in the performance of his duties hereunder, any law of any jurisdiction to the contrary notwithstanding. Consultant shall not, by reason of this Consulting Agreement or the performance of the Services, be or be deemed to be, an employee, agent, partner, co-venturer, insider, affiliate or controlling person of MBI, and Consultant shall have no power to enter into any agreement on behalf of or otherwise bind MBI. Consultant shall not have or be deemed to have, fiduciary obligations or duties to MBI or its affiliates and shall be free to pursue, conduct and carry on for its own account (or for the account of others) such activities, employments, ventures, businesses and other pursuits as Consultant in its sole, absolute and unfettered discretion, may elect, subject the terms of the Agreement.

3. SERVICES. As a consultant to MBI's telco-related matters, Consultant agrees to provide the following consulting services and be responsible for the following activities (collectively, the "Services"):

         (i) Management of all switches and Telco-related opportunities;

         (ii) Negotiation and management of all Telco-related contracts and relationships;

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         (iii) Assistance in the development of prepaid phone cards and
Debit/ATM and hologram debit cards; and

         (iv) Sale of prepaid phone cards, re-loadable prepaid phone cards and Debit/ATM and hologram debit cards.

4. BEST EFFORTS. Consultant shall devote such time and best effort to the affairs of MBI as is reasonable and adequate to render the Services as contemplated by this Consulting Agreement.

5. COMPENSATION. In consideration for the Services, MBI agrees that Consultant and/or its assigns shall be entitled to compensation as follows.

         (a) CONSULTING FEE. MBI shall pay Consultant for services performed under this Consulting Agreement a total of Six Thousand Dollars ($6,000) per month, for a period no less than eighteen (18) months, as consideration for the Services and any other services rendered by Consultant (the "Consulting Fee"). Such payment shall be made monthly, during the term hereof and, to the extent permissible by law, there shall be no withholding deductions. Such payments shall in all events cease upon the termination of this Consulting Agreement.

         (b) SALES COMMISSION. Consultant shall be paid a commission equal to ten percent (10%) of gross profits collected from the sale of cards sold by or through Consultant (phone and/or stored value) to the extent such amount exceeds $20,000 per calendar month (the "Sales Commission"). For example, if $100,000 is collected in gross profits from the sale of phone cards and/or phone/stored value cards sold by or through Consultant, the commission earned by Consultant would be $8,000 ($100,000 - $20,000 - $80,000 X 10% = $8,000). In this example,
Consultant would earn a total of $13,000 (inclusive of his base pay) in compensation that month.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS.

         (a) EXECUTION. The execution, delivery and performance of this Consulting Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which either MBI or Consultant is a party or by which either entity may be bound or affected.

         (b) CORPORATE AUTHORITY. Both MBI and Consultant have full legal authority to enter into this Consulting Agreement and to perform the same in the time and manner contemplated.

         (c) AUTHORIZED SIGNATURES. The individuals whose signatures appear below are authorized to sign this Consulting Agreement on behalf of their respective corporations.

7. TERM AND TERMINATION. This Consulting Agreement shall be effective upon its execution and shall remain in effect for a period of eighteen (18) months unless otherwise terminated as provided in this Section 8. With the exception of the covenants and agreements set forth in Sections 8 and 10, this Consulting Agreement shall terminate upon the occurrence of any one of the following events:

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         (i) The expiration of the term of this Consulting Agreement as set forth in Section 8, or

         (ii) Death or disability of Vazquez, or

         (iii) Vazquez is in material breach of or default under any provision of this Consulting Agreement, and such material breach is not cured within three
(3) business days after Vazquez is given notice of such material breach or within such other period of time as Vazquez and MBI shall mutually agree, or

         (iv) Vazquez becomes a full time employee of a third party.

         MBI shall have the right to terminate Consultant's engagement hereunder by furnishing Consultant with thirty (30) days advance written notice of such termination. Upon receipt of such written notice, this Consulting Agreement will then terminate on the last day of the next full calendar month following the receipt of notice. Notice of termination must be received before the end of the last day of the calendar month in order to terminate the Consulting Agreement on the last day of the next full calendar month following the receipt of notice.

         Notwithstanding the foregoing, no termination of this Consulting Agreement by MBI shall in any way affect Consultant's right to receive:

         (i) reimbursement for billed, accrued and/or unbilled disbursements and expenses which right the parties hereby agree and consent is absolute;

         ii) its fees, securities and/or warrants, including the Engagement Options and underlying Common Stock, which have been earned by Consultant through the effective date of termination.

         (iii) Consultant's Monthly Advisory Fees through the effective date of termination.

8. CONFIDENTIAL DATA. Except for its employees, agents and independent contractors, Consultant shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of MBI, obtained by Consultant as a result of its engagement hereunder, unless authorized, in writing by MBI.

         (a) Except for its employees, agents and independent contractors or as required by law or the rules of any securities exchange or stock market, MBI shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of Consultant, obtained by MBI as a result of its engagement hereunder, unless authorized, in writing, by Consultant.

         (b) Consultant shall not be required in the performance of its duties to divulge to MBI or any officer, director, agent or employee of MBI, any secret or confidential information, knowledge, or data concerning any other person, firm or entity (including, but not limited to, any such persons, firm or entity which may be a competitor or potential competitor of MBI) which Consultant may have or be able to obtain otherwise than as a result of the relationship established by this Consulting Agreement.

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         (c) In any suit to enforce the provisions of this Article VIII, the parties agree there shall be no adequate remedy at law and that the parties shall be entitled to seek injunctive relief.

9. PROVISIONS. The provisions of Section 6 and Section 8 shall survive the termination or expiration of this Consulting Agreement.

10. ADDITIONAL INSTRUMENTS. Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Consulting Agreement.

11. ENTIRE AGREEMENT. Each of the parties hereby covenants that this Consulting Agreement is intended to and does contain and embody herein all of the understandings and agreements, both written or oral, of the parties hereby with respect to the subject matter of this Consulting Agreement, and that there exists no oral agreement or understanding expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Consulting Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.

12. CHOICE OF LAW. This Consulting Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of Florida, irrespective of the country or place of domicile or residence of either party. In the event of controversy arising out of the interpretation, construction, performance or breach of this Consulting Agreement, the parties hereby agree and consent to the jurisdiction and venue in the Twelfth Circuit Court in and for Sarasota, Florida or the United States District Court for the Middle District of Florida, as appropriate, and further agree and consent that personal service or process in any such action or proceeding outside of the State of Florida and Sarasota County shall be tantamount to service in person within Sarasota County, Florida and shall confer personal jurisdiction and venue upon either of said Courts.

13. ASSIGNMENTS. The benefits of the Consulting Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Consulting Agreement by the parties hereto shall be binding upon their respective successors and assigns.

14. ORIGINALS. This Consulting Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

15. ADDRESSES OF PARTIES. Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new place of business or residence.

16. NOTICES. All notices that are required to be or may be sent pursuant to the provision of this Consulting Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service to each of the parties at the address appearing herein, and shall count from the date of mailing or the validated air bill.

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17. MODIFICATION AND WAIVER. A modification or waiver of any of the provisions of this Consulting Agreement shall be effective only if made in writing and executed with the same formality as this Consulting Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Consulting Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

18. ATTORNEY'S FEES. If any arbitration, litigation, action, suit, or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Consulting Agreement or pertaining to a declaration of rights under this Consulting Agreement, the prevailing party will recover all such party's attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. As used in this Consulting Agreement, attorneys' fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated on the basis of the usual fee charged by attorneys performing such services.

         EXECUTED as of the date set forth above.

                                     "MBI"

                                     MORGAN BEAUMONT, INC., a Nevada corporation


                                     By:
                                         ---------------------------------------
                                         Cliff Wildes, CEO

                                         "VAZQUEZ"


                                     By:
                                         ---------------------------------------
                                         Miguel Vazquez, an individual

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